Exhibit 99.1

FOR INFORMATION CONTACT:

Spencer Sias (650) 424-5782

spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems’ CEO Timothy E. Guertin Announces Plans to Retire;

Board of Directors Names Dow R. Wilson as Successor

Guertin Elected to Vice Chairman of Varian Board; Wilson to be Added to Board

PALO ALTO, Calif., August 13, 2012 – Varian Medical Systems (NYSE:VAR) today announced that Timothy E. Guertin has declared his intention to retire as the company’s President and CEO at the end of the company’s current fiscal year on September 28, 2012. Varian’s Board of Directors has elected Dow R. Wilson, 53, the company’s current Executive Vice President and Chief Operating Officer, to become Varian’s President and CEO upon Guertin’s retirement. The board also appointed Guertin, 62, as its vice chairman and appointed Wilson to the board, both effective as of September 29, 2012. Guertin will continue as a non-executive employee of the company until his retirement in February 2013.

“Varian has given me the unique opportunity to build a global business around the mission of saving lives, and, after more than 35 years here, I’m ready to transition to retirement while remaining active on the board,” said Guertin. “Our company has grown net orders, revenues and earnings by more than 100 percent over the last seven years while weathering some of the toughest economic conditions in modern times. More importantly, we have successfully developed significant new technology and products in radiation oncology and X-ray imaging that will help to save the lives of millions of people around the world. We have expanded into new areas and built a strong team that is well positioned to continue growing under the capable leadership of Dow Wilson.”

“Tim Guertin has been an exceptional visionary and inspiring spokesperson for Varian,” said Richard M. Levy, Chairman of the Board of Directors for Varian Medical Systems. “The board is confident that Dow Wilson can lead further execution and enhancement of that vision on behalf of our customers, investors, and patients around the world. Dow is a proven performer who has impressive management skills and a history of significant business accomplishments.”

Wilson joined Varian in 2005 as President of Oncology Systems where he doubled the business by expanding services, introducing Varian’s technology-leading TrueBeam and RapidArc products for radiotherapy and radiosurgery, and pushing strongly into emerging international markets. He assumed responsibility for all of Varian’s businesses upon his appointment as Chief Operating Officer in October of 2011. Wilson came to Varian from GE where he filled many management positions over his 20 year career there, including CEO of the $2.5 billion GE Healthcare-Information Technologies business. He has an MBA from Dartmouth’s Amos Tuck School of Business and a BA from Brigham Young University.

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Varian Medical Systems’ CEO Timothy E. Guertin Announces Plans to Retire;	Page 2
Board of Directors Names Dow R. Wilson as Successor

“Tim Guertin and Dick Levy were instrumental in my decision to join Varian Medical Systems,” said Wilson. “They have created a global company with a culture of innovation and a consistent record of delivering compelling clinical solutions and services for customers as well as great returns for investors. It is an honor to be entrusted with the challenge of building on what they started.”

The Varian Board of Directors is expanding by two seats. The company separately announced today that Erich R. Reinhardt, Ph.D., former President and CEO of Siemens Healthcare, was appointed to the board effective August 10, 2012. Wilson’s board appointment on Sept. 29, 2012 will increase the size of the Varian board to 11 members.

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About Varian Medical Systems
Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes, digital detectors, and image processing workstations for X-ray imaging in medical, scientific, and industrial applications and also supplies high-energy X-ray devices for cargo screening and non-destructive testing applications. Varian Medical Systems employs approximately 6,100 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world. For more information, visit http://www.varian.com or follow us on Twitter.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s future orders, revenues, backlog, or earnings growth; future financial results; the ability of the company’s technology and products to save lives; and any statements using the terms “can,” “will,” “enhance,” “well positioned,” “continue,” “look forward,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the effect of global economic conditions; the impact of health care legislation and health care reform , and/or changes in third-party reimbursement levels; currency exchange rates and tax rates; demand for the company’s products; the company’s ability to develop, commercialize, and deploy new products such as the TrueBeam platform; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.